The Timken Company

Media Contact: Pat Carlson

Global Media Relations

Mail Code: GNW-37

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471- 3514

pat.carlson@timken.com

Investor Contact: Steve Tschiegg

Director – Capital Markets and

      Investor Relations

Mail Code: GNE-26

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Office Phone: (330) 471-7446

Facsimile: (330) 471-2797

steve.tschiegg@timken.com

For Additional Information:

www.timken.com/media

www.timken.com/investors

NEWS RELEASE

Timken Reports Third-Quarter Results

•	Maintains double-digit operating margins

•	Lowers full-year sales and earnings outlook to reflect weaker global demand, but expects second-highest annual earnings in 2012

•	Expects to generate strong cash from operations in 2012

CANTON, Ohio: Oct. 25, 2012 — The Timken Company (NYSE: TKR) today reported sales of $1.1 billion in the third quarter of 2012, a decrease of 14 percent from the same period a year ago. The sales decline reflects weaker demand in many of the company’s end markets, lower surcharges and the impact of currency, partially offset by improved pricing and the favorable impact of the Drives acquisition.

Timken generated income in the third quarter of $80.9 million, or $0.83 per diluted share, compared with $111.0 million, or $1.12 per diluted share during the same period a year ago. The decrease in earnings reflects lower sales volume, material surcharges and mix, partially offset by lower material costs, favorable pricing and lower manufacturing costs. Included in the third quarter 2012 results were expenses of $8.4 million, or $0.09 per diluted share, related to the previously announced closure of the St. Thomas plant in Ontario, Canada.

“As the quarter unfolded, the fragile global economy and declining market sector demand began to impact our business,” said James W. Griffith, Timken president and chief executive officer. “End users are increasingly cautious, which translates into inventory adjustments and decreased short-term opportunity. Despite these challenges, we expect full-year 2012 earnings to be the second highest in the company’s history, excluding the benefit of the CDSOA (Continued Dumping and Subsidy Offset Act) receipts recorded this year.

The Timken Company

“Looking ahead, we are well-positioned to manage through the downturn and expect to leverage well,” Griffith said. “We are making appropriate adjustments, including curtailing production schedules and carefully managing cash and expenses.”

During the quarter, the company:

•

Continued to align its manufacturing footprint with market needs, progressing on previously announced plans to close the St. Thomas bearing plant and refocusing its Tyger River plant in Union, S.C., on large bore bearing production;

•

Progressed with planned investments to bring the intermediate steel bar finishing line on-stream, start up the in-line forge press to produce new large-diameter sound-center bars, as well as prepare the site for the new vertical continuous caster;

•	Returned $83 million in capital to shareholders through quarterly dividends and the repurchase of 1.5 million shares of company stock in the quarter; and

•

Announced the appointment of Christopher A. Coughlin and Richard G. Kyle as group presidents. Coughlin assumes leadership of the Mobile and Process Industries segments while Kyle oversees the Aerospace and Steel segments.

Nine Months’ Results

Timken posted sales of $3.9 billion in the first nine months of 2012, up slightly from the same period in 2011. The increase primarily reflects the favorable impact of acquisitions, pricing and mix, which were partially offset by lower sales volume, surcharges and the impact of currency.

In the first nine months of 2012, the company generated income of $420.2 million, or $4.28 per diluted share. That compares with $345.2 million, or $3.48 per diluted share, earned in the same period last year. Earnings during the first nine months of 2012 benefited from pricing, lower material costs and

The Timken Company

acquisitions, partially offset by lower volume, lower material surcharges and higher selling and administrative expenses. Included in the first nine months of 2012 (reference Table 1) were CDSOA receipts of $68.4 million, net of tax, and charges of $26.1 million, net of tax, due to the announced closure of the St. Thomas plant.

Table 1: Year to Date 2012 Net Income and Diluted Earnings

Per Share (EPS)

	($ in Millions)	EPS
Net Income attributable to The Timken Company	$420.2	$4.28

Less: CDSOA receipts, net of tax	$68.4	$0.70

Add: Charges due to plant closure, net of tax	$26.1	$0.27
Net Income, after adjustments	$377.9	$3.85

Total debt as of September 30, 2012, was $488.9 million, or 17.2 percent of capital. The company had cash of $485.5 million, or $3.4 million net debt, at the end of the third quarter compared with net debt of $46.7 million at the end of 2011.

In the first nine months of 2012, the company generated $366.5 million in cash from operating activities with strong earnings and CDSOA receipts partially offset by discretionary pension contributions. Excluding discretionary pension and VEBA trust contributions of $245 million, net of tax, and the benefit of CDSOA receipts, free cash flow (operating cash after capital expenditures and dividends) was $289 million. In addition, the company used $112 million of cash to purchase 2.5 million shares of the company’s stock. The company continues to maintain a strong balance sheet and ended the quarter with $1.4 billion of available liquidity.

Mobile Industries Segment Results

In the third quarter, Mobile Industries’ sales were $396.9 million, down 10 percent from last year’s third-quarter sales of $441.6 million. The benefit of the Drives acquisition and the strength of rail markets were more than offset by lower light vehicle and heavy truck market demand as well as currency.

EBIT for the segment was $37.9 million in the third quarter, or 9.5 percent of sales. This represents a 46 percent decrease from $69.5 million, or 15.7 percent of

The Timken Company

sales, in the same period a year ago, and was primarily driven by lower volume and charges of approximately $13 million related to the previously announced plant closures in St. Thomas and Sao Paulo, Brazil.

For the first nine months of 2012, Mobile Industries’ sales were $1.3 billion, down 3 percent relative to the same period a year ago. EBIT for the first nine months of 2012 was $173.4 million, or 13.2 percent of sales, compared with $213 million, or 15.8 percent of sales, the prior year.

Process Industries Segment Results

Process Industries’ third-quarter sales were $311.1 million, down 5 percent from $328.9 million for the same period a year ago. Lower demand across broad markets, primarily served through industrial distribution, and the negative effect of currency more than offset favorable pricing and the benefit of the Drives acquisition.

The segment’s third-quarter EBIT was $60.1 million, or 19.3 percent of sales, down 21 percent from $75.6 million, or 23 percent of sales, for the same period a year ago. The decline in EBIT primarily resulted from lower volume and unfavorable mix, partially offset by pricing.

For the first nine months of 2012, Process Industries’ sales were $1 billion, up 9 percent from the same period a year ago. The increase reflects the impact of acquisitions and pricing, partially offset by weaker demand as well as currency. EBIT for the first nine months of 2012 was $213.7 million, or 21.3 percent of sales, up 2 percent from the prior year’s EBIT of $209.6 million, or 22.7 percent of sales. Pricing and acquisitions led to the increase, partially offset by lower volume and currency.

Aerospace and Defense Segment Results

Aerospace and Defense had third-quarter sales of $84 million, up 3 percent from $81.8 million for the same period last year. The increase reflects continued strength in defense markets, partially offset by weak civil aerospace and motion control market sectors.

Third-quarter EBIT was $7.7 million, or 9.2 percent of sales, up from a loss of $1.7 million, for the same period a year ago. The change reflects improved pricing and mix. The prior year also included a $5 million charge related to warranty reserves.

The Timken Company

For the first nine months of 2012, Aerospace and Defense sales were $262.5 million, up 7 percent from the same period a year ago. The increase reflects higher volume, led by the defense sector, as well as favorable pricing and mix. EBIT for the first nine months of 2012 was $26.3 million, or 10 percent of sales, compared with EBIT of $2.4 million, or 1 percent of sales, in the same period a year ago, reflecting higher volume and favorable pricing and mix. The prior year included inventory write downs and warranty reserves totaling approximately $8 million.

Steel Segment Results

Sales for Steel, including inter-segment sales, were $377 million in the third quarter, down 25 percent from $501.5 million for the same period last year. The results reflect reduced shipments to the industrial and oil and gas market sectors and lower raw-material surcharges of approximately $70 million, partially offset by favorable pricing.

Third-quarter EBIT was $49.7 million, or 13.2 percent of sales, down 25 percent from $66.2 million, or 13.2 percent of sales, for the same period a year ago. EBIT benefited from pricing and lower material and manufacturing costs, which were more than offset by lower volume, mix and surcharges.

For the first nine months of 2012, Steel segment sales were $1.4 billion, down 5 percent from the same period last year. Raw-material surcharges decreased approximately $95 million from the same period a year ago. Lower shipments across all market sectors were partially offset by improved pricing. EBIT for the first nine months of 2012 was $226.6 million, or 16 percent of sales, compared with $196.8 million, or 13.2 percent of sales, for the same period a year ago. EBIT benefited from pricing and lower material costs, partially offset by lower volume and material surcharges.

The Timken Company

Outlook

The company expects lower shipments to customers in many of its global markets in the fourth quarter. As a result, Timken now expects 2012 sales to be down 3 to 5 percent compared to 2011 with:

•	Mobile Industries’ sales down 4 to 6 percent for the year reflecting the impact of exited business due to the company’s market strategy as well as year-end customer inventory adjustments;

•	Process Industries’ sales up 6 to 8 percent, driven by the full-year impact of acquisitions;

•	Aerospace and Defense sales up 8 to 10 percent, driven by increased demand across most end markets, led by the defense sector; and

•	Steel sales down 11 to 13 percent, driven by lower industrial end-market demand and surcharges, partially offset by improved pricing.

Timken now projects 2012 annual earnings to range from $4.75 to $4.95 per diluted share, which includes the one-time benefit of CDSOA receipts totaling $0.70 per share and the St. Thomas plant closure costs totaling approximately $0.30 per share.

Timken expects to generate strong cash from operations of approximately $535 million in 2012. Free cash flow is projected to be $145 million after making capital expenditures of about $300 million and paying about $90 million in dividends. Excluding discretionary pension and VEBA trust contributions of approximately $245 million, net of tax, and CDSOA receipts of approximately $70 million, net of tax, the company forecasts free cash flow of approximately $320 million in 2012.

Conference Call Information

Timken will host a conference call today at 11:00 a.m. to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Thursday, Oct. 25, 2012
11:00 a.m. Eastern Time

The Timken Company

All Callers:	Live Dial-In: 888-259-8843 or 913-312-0838
(Call in 10 minutes prior to be included.)
Conference Call ID: Timken Earnings Call
Replay Dial-In available through Nov. 8, 2012:
888-203-1112 or 719-457-0820
Replay Passcode: 7216302
Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Its bearings, engineered steel bars and tubes—as well as transmissions, gearboxes, chain, related products and services—support diversified markets worldwide. With sales of $5.2 billion in 2011 and approximately 21,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, including information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the third quarter of 2012; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the company’s ability to achieve the benefits of announced programs, initiatives, and capital investments; and retention of CDSOA distributions. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

The Timken Company

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except share data)	2012	2011	2012	2011
Net sales	$1,142.5	$1,321.8	$3,906.7	$3,905.5
Cost of products sold	843.6	978.5	2,818.9	2,878.4
Gross Profit	298.9	343.3	1,087.8	1,027.1
Selling, general & administrative expenses (SG&A)	152.7	155.1	480.4	459.1
Impairment and restructuring	11.9	1.2	28.8	8.5
Operating Income	134.3	187.0	578.6	559.5
Other income, net	0.5	2.9	104.9	1.6
Earnings Before Interest and Taxes (EBIT) (1)	134.8	189.9	683.5	561.1
Interest expense, net	(6.7)	(7.6)	(22.0)	(23.8)
Income Before Income Taxes	128.1	182.3	661.5	537.3
Provision for income taxes	47.0	70.1	241.0	189.0
Net Income	81.1	112.2	420.5	348.3
Less: Net Income Attributable to Noncontrolling Interest	0.2	1.2	0.3	3.1
Net Income Attributable to The Timken Company	$80.9	$111.0	$420.2	$345.2

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share	$0.84	$1.13	$4.32	$3.53

Diluted Earnings Per Share	$0.83	$1.12	$4.28	$3.48

Average Shares Outstanding	96,356,772	97,489,819	96,981,922	97,509,361
Average Shares Outstanding - assuming dilution	97,123,173	98,485,840	97,915,800	98,743,586

BUSINESS SEGMENTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except share data)	2012	2011	2012	2011

Mobile Industries Segment
Net sales to external customers	$396.7	$441.3	$1,314.0	$1,349.3
Intersegment sales	0.2	0.3	0.4	0.5
Total net sales	$396.9	$441.6	$1,314.4	$1,349.8
Earnings before interest and taxes (EBIT) (1) (2)	$37.9	$69.5	$173.4	$213.0
EBIT Margin (1)	9.5%	15.7%	13.2%	15.8%

Process Industries Segment
Net sales to external customers	$309.8	$328.1	$1,000.5	$919.7
Intersegment sales	1.3	0.8	3.9	2.5
Total net sales	$311.1	$328.9	$1,004.4	$922.2
Earnings before interest and taxes (EBIT) (1) (2)	$60.1	$75.6	$213.7	$209.6
EBIT Margin (1)	19.3%	23.0%	21.3%	22.7%

Aerospace and Defense Segment
Net sales to external customers	$84.0	$81.8	$262.5	$244.4
Earnings (loss) before interest and taxes (EBIT) (1) (2)	$7.7	$(1.7)	$26.3	$2.4
EBIT Margin (1)	9.2%	-2.1%	10.0%	1.0%

Steel Segment
Net sales to external customers	$352.0	$470.6	$1,329.7	$1,392.1
Intersegment sales	25.0	30.9	82.6	96.0
Total net sales	$377.0	$501.5	$1,412.3	$1,488.1
Earnings before interest and taxes (EBIT) (1) (2)	$49.7	$66.2	$226.6	$196.8
EBIT Margin (1)	13.2%	13.2%	16.0%	13.2%

Unallocated corporate expense (2)	$(20.1)	$(18.8)	$(63.8)	$(59.9)
Receipt of CDSOA distributions (3)	$(0.9)	$-	$108.6	$-
Intersegment eliminations income (expense) (2) (4)	$0.4	$(0.9)	$(1.3)	$(0.8)

Consolidated
Net sales to external customers	$1,142.5	$1,321.8	$3,906.7	$3,905.5
Earnings before interest and taxes (EBIT) (1) (2)	$134.8	$189.9	$683.5	$561.1
EBIT Margin (1)	11.8%	14.4%	17.5%	14.4%

(1)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin are useful to investors as these measures are representative of the Company’s performance and cash generation.

(2)	As of January 1, 2012, the Company modified the way in which certain selling, general and administrative expenses are allocated among business segments. Prior year amounts have been revised to be consistent with the new allocations.

(3)	Receipt of the U.S. Continued Dumping and Subsidy Offset Act distributions, net of expenses (CDSOA), represents the amount of funds received by the Company for distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.

(4)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of EBIT and EBITDA to GAAP Net Income:

This reconciliation is provided as additional relevant information about the Company’s performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company’s performance and therefore useful to investors. Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT and EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Dollars in millions) (Unaudited)
Net Income	$81.1	$112.2	$420.5	$348.3

Provision for income taxes	47.0	70.1	241.0	189.0
Interest expense	7.3	9.1	24.0	28.2
Interest income	(0.6)	(1.5)	(2.0)	(4.4)
Consolidated earnings before interest and taxes (EBIT)	$134.8	$189.9	$683.5	$561.1

Depreciation and Amortization	49.0	49.1	148.8	142.9
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$183.8	$239.0	$832.3	$704.0

Reconciliation of Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company:

This reconciliation is provided as additional relevant information about the Company’s performance. Management believes that net income attributable to the Company, after adjustments, and diluted earnings per share, after adjustments, are representative of the Company’s core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended September 30, 2012	EPS	Nine Months Ended September 30, 2012	EPS
Net Income Attributable to The Timken Company	$ 80.9	$0.83	$ 420.2	$ 4.28
CDSOA receipts, net of tax expense (1)	0.6	-	(68.4)	(0.70)
Charges due to plant closure (2)	8.4	0.09	26.1	0.27
Net Income Attributable to The Timken Company, after adjustments	$ 89.9	$0.92	$ 377.9	$ 3.85

(1)  CDSOA receipts for the first nine months of 2012 were $108.6 million, net of tax expense of $40.2 million.

(2)  On May 24, 2012, the Company announced the closure of its manufacturing plant in St. Thomas, Ontario, Canada. In the third quarter of 2012, the Company recorded $6.7 million of restructuring charges and $1.7 million of reorganization charges included in cost of products sold. In the first nine months of 2012, the Company recorded $23.2 million of restructuring charges and $2.9 million of reorganization charges included in cost of products sold. No tax benefits related to these restructuring charges were recorded.

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:

The following reconciliation is provided as additional relevant information about the Company’s performance. Management believes that EBIT, after adjustments, and EBIT margin, after adjustments, are representative of the Company’s core operations and therefore useful to investors.

(Dollars in millions) (Unaudited)	Three Months Ended September 30, 2012	Percentage to Net Sales	Nine Months Ended September 30, 2012	Percentage to Net Sales
Net Income	$81.1	7.1%	$420.5	10.8%

Provision for income taxes	47.0	4.1%	241.0	6.2%
Interest expense	7.3	0.6%	24.0	0.6%
Interest income	(0.6)	(0.1%)	(2.0)	(0.1%)
Consolidated earnings before interest and taxes (EBIT)	$134.8	11.8%	$683.5	17.5%

CDSOA receipts (1)	0.9	0.1%	(108.6)	(2.8%)
Charges due to plant closure (2)	8.4	0.7%	26.1	0.7%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$144.1	12.6%	$601.0	15.4%

(1)  CDSOA receipts for the first nine months of 2012 were $108.6 million.

(2)  On May 24, 2012, the Company announced the closure of its manufacturing plant in St. Thomas, Ontario, Canada. In the third quarter of 2012, the Company recorded $6.7 million of restructuring charges and $1.7 million of reorganization charges included in cost of products sold. In the first nine months of 2012, the Company recorded $23.2 million of restructuring charges and $2.9 million of reorganization charges included in cost of products sold. No tax benefits related to these restructuring charges were recorded.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

This reconciliation is provided as additional relevant information about The Timken Company’s financial position. Capital is defined as total debt plus total shareholders’ equity. Management believes Net Debt is an important measure of Timken’s financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)	September 30, 2012	December 31, 2011
Short-term debt	$27.5	$36.3
Long-term debt	461.4	478.8
Total Debt	488.9	515.1
Less: Cash, cash equivalents and restricted cash	(485.5)	(468.4)
Net Debt	$3.4	$46.7

Total equity	$2,345.8	$2,042.5

Ratio of Total Debt to Capital	17.2%	20.1%
Ratio of Net Debt to Capital	0.1%	2.2%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided (Used) by Operating Activities:

Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions and CDSOA receipts are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Dollars in millions) (Unaudited)
Net cash provided (used) by operating activities	$130.1	$95.5	$366.5	$(67.4)
Less: capital expenditures	(72.0)	(46.4)	(187.3)	(106.0)
Less: cash dividends paid to shareholders	(21.9)	(19.5)	(66.8)	(56.6)
Free cash flow	$36.2	$29.6	$112.4	$(230.0)
Plus:discretionary pension and postretirement benefit contributions, net of the tax benefit (1)	113.0	63.2	245.0	256.0
Less: CDSOA receipts, net of tax expense (2)	0.6	-	(68.4)	-
Free cash flow less discretionary pension and postretirement contributions and CDSOA	$149.8	$92.8	$289.0	$26.0

(1)  The discretionary pension and postretirement benefit contributions for the third quarter of 2012 were $160.3 million with a tax benefit of $47.3 million. The discretionary pension and postretirement benefit contributions for the first nine months of 2012 were $364.1 million with a tax benefit of $119.1 million. The discretionary pension and postretirement benefit contributions for the third quarter of 2011 were $100.0 million with a tax benefit of $36.8 million. The discretionary pension and postretirement benefit contributions for the first nine months of 2011 were $401.4 million with a tax benefit of $145.4 million.

(2)  CDSOA receipts for the first nine months of 2012 were $108.6 million, net of tax expense of $40.2 million.

CONDENSED CONSOLIDATED BALANCE SHEET (Dollars in millions) (Unaudited)	September 30, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$485.5	$464.8
Accounts receivable	629.8	645.5
Inventories, net	928.1	964.4
Other current assets	190.3	218.2
Total Current Assets	2,233.7	2,292.9
Property, Plant and Equipment – Net	1,344.3	1,308.9
Goodwill	332.1	332.7
Other assets	308.4	392.9
Total Assets	$4,218.5	$4,327.4

LIABILITIES
Accounts payable	$270.0	$287.3
Short-term debt	27.5	36.3
Income taxes	116.3	48.6
Accrued expenses	384.1	447.7
Total Current Liabilities	797.9	819.9

Long-term debt	461.4	478.8
Accrued pension cost	158.3	491.0
Accrued postretirement benefits cost	333.9	395.9
Other non-current liabilities	121.2	99.3
Total Liabilities	1,872.7	2,284.9

EQUITY
The Timken Company shareholders’ equity	2,331.4	2,028.3
Noncontrolling Interest	14.4	14.2
Total Equity	2,345.8	2,042.5
Total Liabilities and Equity	$4,218.5	$4,327.4

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$80.9	$111.0	$420.2	$345.2
Net income attributable to noncontrolling interest	0.2	1.2	0.3	3.1
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49.0	49.1	148.8	142.9
Impairment charges	6.4	0.1	6.4	3.3
Pension and other postretirement expense	19.7	18.6	70.1	55.8
Pension and other postretirement benefit contributions and payments	(173.9)	(113.4)	(399.8)	(445.2)
Changes in operating assets and liabilities:
Accounts receivable	88.3	3.8	13.8	(187.9)
Inventories	20.1	(35.6)	35.2	(122.2)
Accounts payable	(14.9)	(7.6)	(17.0)	39.3
Accrued expenses	2.7	33.0	(74.5)	(2.3)
Income taxes	36.8	39.3	143.9	101.3
Other - net	14.8	(4.0)	19.1	(0.7)
Net Cash Provided (Used) By Operating Activities	130.1	95.5	366.5	(67.4)
INVESTING ACTIVITIES
Capital expenditures	(72.0)	(46.4)	(187.3)	(106.0)
Acquisitions	-	(198.9)	(0.2)	(198.9)
Investments - net	(1.0)	(10.6)	17.2	(23.9)
Divestitures	-	-	-	4.8
Other	1.3	(0.6)	5.3	6.5
Net Cash Used by Investing Activities	(71.7)	(256.5)	(165.0)	(317.5)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(21.9)	(19.5)	(66.8)	(56.6)
Purchase of treasury shares, net	(60.6)	(18.5)	(112.3)	(43.8)
Net proceeds from common share activity	0.4	0.2	20.2	23.4
Net proceeds from credit facilities	(5.9)	(8.2)	(26.5)	(2.0)
Other	-	1.8	3.6	(7.1)
Net Cash Used by Financing Activities	(88.0)	(44.2)	(181.8)	(86.1)
Effect of exchange rate changes on cash	5.2	(24.7)	1.0	(3.2)
(Decrease) Increase In Cash and Cash Equivalents	(24.4)	(229.9)	20.7	(474.2)
Cash and cash equivalents at beginning of period	509.9	632.8	464.8	877.1
Cash and Cash Equivalents at End of Period	$485.5	$402.9	$485.5	$402.9